Exhibit 99.1

NEWPORT NEWS, Va., Oct. 22, 2004 ' Noland Company (NOLD) today reported third-quarter net income of $1,941,000, or 57 cents per share (diluted), 41 percent less than the year-earlier period's $3,265,000, or 97 cents per share. Third-quarter sales rose 15 percent, from $121,771,000 in the third quarter of 2003 to $140,260,000.

The wholesale distribution firm attributed the earnings decline to lower gross profit margins, higher operating expenses and a $587,000 decline in the gains from the disposal of surplus real property compared to the year-earlier period.

Chairman Lloyd U. Noland III said the hurricanes and related bad weather in August and September disrupted business for days in several southern markets. "Air conditioning sales in Florida were especially hard hit," he said. "But the inroads we are making with HVAC dealers in other parts of our territory allowed us to continue our growth with an 11 percent increase in air conditioning sales for the quarter."

He said continued strength in the construction market and rising prices helped the company's plumbing operations to an 18 percent improvement in third-quarter sales. Electrical/industrial, which also benefited from strong construction levels, reported a

15 percent increase in third-quarter sales.

Gross profit for the quarter rose a modest 4 percent, or $1,057,000, over the year-earlier period, as gross profit margins declined, in part, due to costs associated with the LIFO method of accounting. Noland said the lower margins also reflected higher freight costs and the company's pursuit of lower-profit commodity sales.

Operating expenses rose by $2,184,000, or 9 percent, primarily due to higher personnel-related expenses stemming from the company's new central distribution center and five new branches opened since the summer of 2003.

The higher operating expenses, combined with gains from the disposal of surplus real property totaling $85,000 versus $672,000 in the year-earlier period, led to an operating profit total of $3,405,000, which was $1,782,000, or 34 percent, less than the year-earlier period.

Through the first nine months, Noland's sales totaled $408,657,000, 15 percent greater than the $354,466,000 total in the first nine months of 2003. Net income was $11,783,000, or $3.50 per share (diluted), 28 percent more than the $9,190,000, or $2.67, for the year-earlier period. After-tax gains from the disposal of surplus real property totaled $5,817,000 in the first nine months of 2004 versus $2,803,000 in the year-earlier period.

Noland said customer orders for future delivery as of Sept. 30 were 15 percent higher than a year ago, "reflecting a continued bright outlook for construction activity for the remainder of the year. We believe we are still on track to turn in a solid performance in 2004, on top of our record earnings year in 2003."

Noland operates 101 branches in 13 states, and distributes products in the plumbing, HVAC, water systems, electrical, and industrial fields. The company's stock is traded on NASDAQ's

SmallCap Market.

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UNAUDITED FINANCIAL HIGHLIGHTS

For the Three Months

Ended September 30 2004 2003___

Merchandise Sales $140,260,444 $121,771,477

Net Income $1,941,435 $3,265,416

Basic Earnings Per Share(1) $.58 $.98

Diluted Earnings Per Share(2) $.57 $.97

For the Nine Months

Ended September 30 2004 2003

Merchandise Sales $408,656,948 $354,466,120

Net Income $11,782,569 $9,189,905

Basic Earnings Per Share(3) $3.53 $2.69

Diluted Earnings Per Share(4) $3.50 $2.67

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(1) Based on 3,340,672 shares outstanding in 2004 and 3,329,515 shares outstanding in 2003.

(2) Based on 3,377,478 shares outstanding in 2004 and 3,365,328 shares outstanding in 2003.

(3) Based on 3,337,459 shares outstanding in 2004 and 3,412,619 shares outstanding in 2003.

(4) Based on 3,370,010 shares outstanding in 2004 and 3,443,630 shares outstanding in 2003.

Note: Included in this news release are forward-looking management comments and other statements which reflect management's current outlook for the future. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions, climatic conditions, competitive pricing pressures, and product availability.

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12 - 10/22/04 - A/B/C/E/F/G/W